Exhibit 10.4

DATED 14 July 2020

MAXEON SOLAR TECHNOLOGIES, PTE. LTD.

AS THE BORROWER,

DBS BANK LTD.

AS THE FACILITY AGENT

and

THE FINANCIAL INSTITUTIONS SET OUT AT SCHEDULE 1

AS ORIGINAL LENDERS

MAXEON TERM FACILITY AGREEMENT

THIS AGREEMENT is dated 14 July 2020 and is made between:

(1)

MAXEON SOLAR TECHNOLOGIES, PTE. LTD., a company incorporated in Singapore with registered number 201934268H and its registered address at 8 Marina Boulevard #05-02, Marina Bay Financial Centre, 018981, Singapore, as borrower (the “Borrower”);

(2)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as original lenders (the “Original Lenders”); and

(3)	DBS BANK LTD. as agent of the Finance Parties (other than itself) (the “ Facility Agent”).

IT IS AGREED as follows:

1.	INTERPRETATION

Except as otherwise defined in this Agreement or to the extent that the context requires otherwise, terms defined and references construed in the Common Terms Agreement shall have the same meaning and construction when used in this Agreement. For the purposes of this Agreement:

1.1	Definitions

“Commitment” means:

(a)

in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement or the Common Terms Agreement.

“Common Terms Agreement” means the common terms agreement dated on our about the date of this Agreement and entered into between the Borrowers, the Original Guarantors, the Intercreditor Agent, the Facility Agents, the Security Agents and the financial institutions listed in schedule 1 therein as original lenders.

“Facility” the term loan facility made available under this Agreement as described in clause 2.1 (The Facilities) of the Common Terms Agreement.

“Fallback Interest Period” means one Month.

“Finance Party” means the Facility Agent or a Lender.

“Funding Rate” means any individual rate notified by a Lender to the Facility Agent pursuant to paragraph (a)(ii) of Clause 6.3 (Cost of funds).

“Historic Screen Rate” means, in relation to any Loan, the most recent applicable Screen Rate for the currency of that Loan and for a period equal in length to the Interest Period of that Loan and which is as of a day which is no more than three (3) Business Days before the Quotation Day.

“Interest Payment Date” means the last day of each Interest Period.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 5 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 4.3 (Default interest).

“Interpolated Historic Screen Rate” means, in relation to any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the most recent applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the most recent applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each for the currency of that Loan and each of which is as of a day which is no more than three (3) Business Days before the Quotation Day.

“Interpolated Screen Rate” means, in relation to any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time for the currency of that Loan.

“Lender” means:

(a)	any Original Lender; and

(b)

any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with clause 21 (Changes to the Lenders) of the Common Terms Agreement and this Agreement,

which in each case has not ceased to be a Party as such in accordance with the terms of the Common Terms Agreement and this Agreement.

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 4.3 (Default interest) below,

and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“London Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are open for general business, including dealings in interbank deposits in London.

“Margin” means three point nine zero per cent. (3.90%) per annum.

“Party” means a party to this Agreement.

“Quotation Day” means:

(a)

in relation to any period for which an interest rate is to be determined, two London Business Days before the first day of that period (unless market practice differs in the Relevant Market for that currency, in which case the Quotation Day for that currency will be determined by the Facility Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days)); or

(b)

in relation to any Interest Period the duration of which is selected by the Facility Agent pursuant to Clause 4.3 (Default interest), such date as may be determined by the Facility Agent (acting reasonably).

“Repayment Date” means:

(a)	the dates falling 18, 21, 24, 27, 30 and 33 months after the date of this Agreement; and

(b)	the Termination Date.

“Screen Rate” means in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other entity or person which takes over the administration of that rate) for the relevant currency and period displayed (before any correction, recalculation or republication by the administrator) on page LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Facility Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made .

“Utilisation Request” means a notice substantially in the relevant form set out in part I of schedule 3 (Requests) of the Common Terms Agreement.

1.2	Currency symbols and definitions

“$”, “US$” and “US dollars” denote the lawful currency of the US.

1.3	Principles of Construction

In this Agreement, the principles of construction set forth in clause 1.2 (Construction) of the Common Terms Agreement shall apply to this Agreement.

1.4	Supremacy

The rights and obligations of the Parties are subject to:

(a)

the terms and conditions of the Common Terms Agreement. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of the Common Terms Agreement, the terms and conditions of the Common Terms Agreement shall prevail; and

(b)

the terms and conditions of the Intercreditor Agreement. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of the Intercreditor Agreement, the terms and conditions of the Intercreditor Agreement shall prevail.

1.5	Designation

This Agreement is designated as a Finance Document for the purposes of the Common Terms Agreement.

1.6	Third Party Rights

(a)

Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of this Agreement, the consent of any third person who is not a Party is not required to rescind or vary this Agreement at any time.

2.	REPAYMENT

2.1	Repayment of Loans

(a)

The Borrower shall repay the Loans made to it in instalments by repaying on each Repayment Date an amount which reduces the amount of the outstanding aggregate Loans by an amount equal to (i) all the Loans borrowed by the Borrower as at close of business in Singapore on the last day of the Availability Period, divided by (ii) the aggregate number of Repayment Dates (each such amount a “Repayment Instalment”).

(b)

If, in relation to a Repayment Date, the aggregate amount of the Loans made to the Borrower exceeds the Repayment Instalment to be repaid by the Borrower, the Borrower may, if it gives the Agent not less than five (5) Business Days’ prior notice, select which of those Loans will be wholly or partially repaid so that the Repayment Instalment is repaid on the relevant Repayment Date in full. The Borrower may not make a selection if as a result more than one Loan will be partially repaid.

(c)	If the Borrower fails to deliver a notice to the Agent in accordance with paragraph (b) above, the Facility Agent shall select the Loans to be wholly or partially repaid.

(d)	The Borrower may not reborrow any part of the Facility which is repaid.

3.	PREPAYMENT AND CANCELLATION

3.1	Change of control

If either TOTAL S.A or TZS ceases to beneficially own at least 20% each of outstanding ordinary shares of the Company, where the determination of the ordinary shares beneficially owned by TOTAL S.A or TZS and the total outstanding ordinary shares of the Company shall be on an as converted, exercised or exchanged basis excluding any ordinary shares of the Company that may be issuable upon conversion of any Convertible Bonds held by any person until such ordinary shares in the Company are actually issued, or any other individual shareholder (or group of shareholders acting in concert) has greater board appointment rights or shareholding in the Company than TOTAL S.A. or TZS:

(a)	the Borrower shall promptly notify the Facility Agent upon becoming aware of that event;

(b)	a Lender shall not be obliged to fund a Utilisation; and

(c)

if a Lender so requires and notifies the Facility Agent within ten (10) Business Days of the Borrower notifying the Facility Agent of the event, the Facility Agent shall, by not less than five (5) Business Days’ notice to the Borrower, cancel each Available Commitment of that Lender and declare the participation of that Lender in all Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents in relation to that Lender’s participation(s) immediately due and payable, whereupon each such Available Commitment will be immediately cancelled, any Commitment of that Lender shall immediately cease to be available for further utilisation and all such Loans, accrued interest and other amounts shall become immediately due and payable.

3.2	Mandatory prepayment – Maxeon 3 Line

(a)

Following the occurrence of a Review Event, the Borrower and the Lenders shall hold good faith discussions to reach a solution to resolve such Review Event for a period of no less than 15 Business Days (the “Consultation Period”) from the date such Review Event first arose. Following the expiry of the Consultation Period, if a solution has not been reached to the satisfaction of the

Lenders (in their sole discretion), the Borrower shall prepay the outstanding Loans within five (5) Business Days of the delivery of a notice by the Facility Agent under this Clause.

(b)

For the purposes of this Clause 3.2, a “Review Event” shall occur if, at any time, the weighted average monthly production capacity of the Maxeon 3 line for the previous 12 month period is less than 250 MW.

4.	INTEREST

4.1	Calculation of interest

(a)	The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	Margin; and

(ii)	LIBOR.

(b)

From the date of this Agreement until the date on which the documents set out in paragraph (a) of clause 4.3 (Conditions Subsequent) of the Common Terms Agreement are delivered to the satisfaction of the Intercreditor Agent, the Margin shall be increased by:

(i)	0.5% per annum for the period from the date of this Agreement to (and including) the date falling 90 days after Financial Close; and

(ii)	0.75% per annum thereafter.

4.2	Payment of interest

The Borrower shall pay accrued interest on each Loan on the last day of its Interest Period (and, if the Interest Period is longer than six (6) Months, on the dates falling at six-monthly intervals after the first day of the Interest Period).

4.3	Default interest

(a)

If the Borrower fails to pay any amount payable by it under this Agreement on its due date, interest shall accrue on the Unpaid Sum from the due date to the date of actual payment (both before and after judgment) at a rate which is, subject to paragraph (b) below, two per cent. (2%) per annum higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 4.3 shall be immediately payable by the Borrower on demand by the Facility Agent.

(b)	If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)

the rate of interest applying to the Unpaid Sum during that first Interest Period shall be two per cent. (2%) per annum higher than the rate which would have applied if the Unpaid Sum had not become due.

(c)

Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

4.4	Notification of rates of interest

(a)	The Facility Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

(b)	The Facility Agent shall promptly notify the Borrower of each Funding Rate relating to a Loan.

5.	INTEREST PERIODS

5.1	Selection of Interest Periods

(a)	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan is a Loan which has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Loan is irrevocable and must be delivered to the Facility Agent by the Borrower not later than the Specified Time.

(c)	If the Borrower fails to deliver a Selection Notice to the Facility Agent in accordance with paragraph (b) above, the relevant Interest Period will, be three (3) Months.

(d)

Subject to this Clause 5, the Borrower may select an Interest Period of three (3) or six (6) Months or of any other period agreed between the Borrower, the Facility Agent and all the Lenders in relation to the relevant Loan. In addition the Borrower may select an Interest Period of a period of less than three (3) Months, if necessary to ensure that there are sufficient Loans (with an aggregate amount equal to or greater than the Repayment Instalment) which have an Interest Period ending on a Repayment Date for the Borrower to make the Repayment Instalment due on that date.

(e)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(f)	Each Interest Period for a Loan shall start on the Utilisation Date or (if the Loan is a Loan which has already been made) on the last day of the preceding Interest Period of such Loan.

5.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

5.3	Consolidation and division of Loans

(a)

Subject to paragraph (b) below, if two or more Interest Periods end on the same date, those Loans will, unless the Borrower specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

(b)

Subject to clause 4.4 (Maximum number of Loans) and 5.2 (Currency and amount) of the Common Terms Agreement, if the Borrower requests in a Selection Notice that a Loan be divided into two or more Loans, that Loan will, on the last day of its Interest Period, be so divided into the amounts specified in that Selection Notice, being an aggregate amount equal to the amount of the Loan immediately before its division.

6.	CHANGES TO THE CALCULATION OF INTEREST

6.1	Unavailability of Screen Rate

(a)

Shortened Interest Period: If no Screen Rate is available for LIBOR for the Interest Period of a Loan, the Interest Period for that Loan shall (if it is longer than the Fallback Interest Period) be shortened to the Fallback Interest Period and the applicable LIBOR for that shortened Interest Period shall be determined pursuant to the definition of “LIBOR”.

(b)

Shortened Interest Period and Historic Screen Rate: If the Interest Period of a Loan is, after giving effect to paragraph (a) above, either the Fallback Interest Period or shorter than the Fallback Interest Period and, in either case, no Screen Rate is available for LIBOR the applicable LIBOR shall be the Historic Screen Rate for that Loan.

(c)

Shortened Interest Period and Interpolated Historic Screen Rate: If paragraph (b) above applies but no Historic Screen Rate is available for the Interest Period of the Loan, the applicable LIBOR shall be the Interpolated Historic Screen Rate for a period equal in length to the Interest Period of that Loan.

(d)

Cost of funds: If paragraph (c) above applies but it is not possible to calculate the Interpolated Historic Screen Rate there shall be no LIBOR for that Loan and Clause 6.3 (Cost of funds) shall apply to that Loan for that Interest Period.

6.2	Market disruption

(a)	If a Market Disruption Event occurs, then Clause 6.3 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

(b)	For the purposes of this Clause 6.2, “Market Disruption Event” means, before close of business in London on the Business Day immediately following the

Quotation Day for the relevant Interest Period, the Facility Agent has received notifications from a Lender or Lenders (whose participations in a Loan exceed thirty-five per cent. (35%) of that Loan) that the cost to it or them of funding its or their participation(s) in that Loan from whatever source it or they may reasonably select would be in excess of LIBOR.

6.3	Cost of funds

(a)	If this Clause 6.3 applies, the rate of interest on each Lender’s share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)

the rate notified to the Facility Agent by such Lender as soon as practicable, and in any event one Business Day prior to the date on which interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)

If this Clause 6.3 applies and the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

(d)	If this Clause 6.3 applies, the Facility Agent shall, as soon as is practicable, notify the Borrower.

6.4	Break Costs

(e)

The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(f)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

7.	FEES

7.1	Commitment fee

(a)

The Borrower shall pay to the Facility Agent (for the account of each Lender) a fee in US dollars computed at the rate of one per cent. (1%) per annum on that Lender’s Available Commitment for the period starting on the earlier of the date of this Agreement and Financial Close, and ending on the last day of the Availability Period.

(b)

The accrued commitment fee is payable on the last day of each successive period of three (3) Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

7.2	Upfront fee

The Borrower shall pay to each Original Lender (for its own account) an upfront fee in the amount and at the times agreed in one or more Fee Letters.

8.	REPLACEMENT OF SCREEN RATE

8.1	Amendments and waivers

(a)

Subject to the other terms of the Intercreditor Agreement, if a Screen Rate Replacement Event has occurred in relation to any Screen Rate for a currency which can be selected for a Loan, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Benchmark; and

(ii)

(A)	aligning any provision of this Agreement to the use of that Replacement Benchmark;

(B)

enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Benchmark;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or

(E)

adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Facility Agent (acting on the instructions of the Majority Lenders) and the Obligors.

8.2	Definitions

In this Clause 8, the following terms shall have the following meanings:

“Majority Lenders” has the meaning given to that term in the Intercreditor Agreement in respect of this Agreement.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Replacement Benchmark” means a benchmark rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Screen Rate by:

(i)	the administrator of that Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Screen Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Benchmark” will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Majority Lenders and the Obligors, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Screen Rate; or

(c)	in the opinion of the Majority Lenders and the Obligors, an appropriate successor to a Screen Rate.

“Screen Rate Replacement Event” means, in relation to a Screen Rate:

(a)	the methodology, formula or other means of determining that Screen Rate has, in the opinion of the Majority Lenders, and the Obligors materially changed;

(b)

(i)

(A)	the administrator of that Screen Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)

information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Screen Rate;

(ii)

the administrator of that Screen Rate publicly announces that it has ceased or will cease, to provide that Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate;

(iii)	the supervisor of the administrator of that Screen Rate publicly announces that such Screen Rate has been or will be permanently or indefinitely discontinued; or

(iv)	the administrator of that Screen Rate or its supervisor announces that that Screen Rate may no longer be used; or

(c)

the administrator of that Screen Rate determines that that Screen Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Obligors) temporary; or

(ii)	that Screen Rate is calculated in accordance with any such policy or arrangement for a period no less than 1 month; or

(d)	in the opinion of the Majority Lenders and the Obligors, that Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

9.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

10.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

11.	ENFORCEMENT

11.1	Jurisdiction of English courts

(a)

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)

Notwithstanding sub-clause (a) above, any Finance Party may take proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL LENDERS

Name of Original Lender	Commitment

DBS Bank Ltd.	US$ 20,000,000.00

EXECUTION PAGE: MAXEON TERM FACILITY AGREEMENT

Borrower

Signed by Jeffrey W. Waters	)
a duly authorised signatory	)
for and on behalf of	)
MAXEON SOLAR	)
TECHNOLOGIES, PTE. LTD.	)	/s/ Jeffrey W. Waters
Signature
Original Lender
Signed by Ganesh Padmanabhan	)
and	)
duly authorised representatives	)
for and on behalf of	)
DBS BANK LTD.	)	/s/ Ganesh Padmanabhan
Signature
Facility Agent
Signed by Chan Kim Lim and	)
Noor Azizah Ador	)
duly authorised representatives	)
for and on behalf of	)

DBS BANK LTD.	)	/s/ Chan Kim Lim	/s/ Noor Azizah Ador
		Signature	Signature